EXHIBIT 5.1

O L S H A N	1325 AVENUE OF THE AMERICAS ■ NEW YORK, NY 10019 TELEPHONE: 212.451.2300 ■ FACSIMILE: 212.451.2222

February 14, 2023

Remark Holdings, Inc.
800 S. Commerce Street
Las Vegas, Nevada 89106

Re:    Registration Statement on Form S-1
Ladies and Gentlemen:

We have acted as counsel to Remark Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company on January 18, 2023 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and resale from time to time by the selling security holder identified in the prospectus constituting a part of the Registration Statement (the “Prospectus”) of up to 5,000,000 shares of the Company’s common stock, par value of $0.001 per share (the “Common Shares”), which may be issued (i) upon conversion of a subordinated convertible debenture (as amended, the “Debenture”) issued by the Company to Ionic Ventures, LLC (“Ionic”), and (ii) pursuant to a purchase agreement, dated October 6, 2022, between the Company and Ionic, as amended by that certain letter agreement (the “Letter Agreement”), dated as of January 5, 2023 (as amended, the “ELOC Purchase Agreement”).

We advise you that we have examined executed originals or copies certified or otherwise identified to our satisfaction of the following documents: (a) the Registration Statement, (b) the Prospectus, (c) the ELOC Purchase Agreement, (d) the Letter Agreement, (e) the Debenture, (f) the Debenture Purchase Agreement, by and between the Company and Ionic, dated October 6, 2022 (as amended by an amendment dated November 7, 2022, the “Debenture Purchase Agreement”), (g) the Company’s Amended and Restated Certificate of Incorporation, as amended to date, (h) the Company’s Amended and Restated Bylaws, as amended to date, and (i) certain resolutions adopted by the Board of Directors of the Company. In addition, we have examined and relied upon such corporate records and other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed necessary or appropriate for purposes of the opinion expressed below.

We have assumed for purposes of rendering the opinions set forth herein, without any verification by us:

(i)the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals and the completeness and conformity with authentic original documents of all documents submitted to us as copies, that all documents, books and records made available to us by the Company are accurate and complete; and

November 7, 2022

(ii)that the ELOC Purchase Agreement, the Debenture and the Debenture Purchase Agreement have been duly authorized, executed and delivered by each party thereto (other than the Company), that each such party (other than the Company) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and all jurisdictions where it is conducting business or otherwise required to be so qualified, that each such party (other than the Company) has full power, authority and legal right to enter into and perform the terms and conditions of the ELOC Purchase Agreement, the Debenture and the Debenture Purchase Agreement to be performed by it, that the representations and warranties of each such party as set forth in the ELOC Purchase Agreement, the Debenture and the Debenture Purchase Agreement when made were, and on the date hereof are, true and complete, and that the ELOC Purchase Agreement, the Debenture and the Debenture Purchase Agreement constitute legal, valid and binding obligations of each such party (other than the Company), enforceable against it in accordance with their respective terms.

Based upon the foregoing and subject to the qualifications, assumptions and limitations contained herein, we are of the opinion that the Common Shares have been duly authorized by the Company and, when issued by the Company upon conversion of the Debenture or against receipt of the purchase price therefor in the manner contemplated by the Prospectus, the ELOC Purchase Agreement, the Debenture Purchase Agreement and the Debenture, as applicable, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York. We express no opinion as to the effects of any laws, statutes, regulations or ordinances other than the laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States of America as in effect on the date of this letter, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby concede that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion letter is not a guaranty nor may one be inferred or implied. This opinion letter speaks as of the date hereof and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

Very truly yours,

/s/ Olshan Frome Wolosky LLP

OLSHAN FROME WOLOSKY LLP